UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Berenson Acquisition Corp. I
(Name of Issuer)

Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)

083690206
(CUSIP Number)

December 31, 2022
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 083690206

1
NAMES OF REPORTING PERSONS

Atalaya Special Purpose Investment Fund II LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [ ]
(b)  [ ]

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5
SOLE VOTING POWER

0

6
SHARED VOTING POWER

0

7
SOLE DISPOSITIVE POWER

0

8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[]

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN


CUSIP No. 083690206

1
NAMES OF REPORTING PERSONS

ACM ASOF VII (Cayman) Holdco LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [ ]
(b)  [ ]

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:
5
SOLE VOTING POWER

0

6
SHARED VOTING POWER

0

7
SOLE DISPOSITIVE POWER

0

8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[]

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN


CUSIP No. 083690206

1
NAMES OF REPORTING PERSONS

ACM Alameda Special Purpose Investment Fund II LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [ ]
(b)  [ ]

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:
5
SOLE VOTING POWER

0

6
SHARED VOTING POWER

7
SOLE DISPOSITIVE POWER

0

8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[]

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN


CUSIP No. 083690206

1
NAMES OF REPORTING PERSONS

ACM Alamosa (Cayman) Holdco LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [ ]
(b)  [ ]

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:
5
SOLE VOTING POWER

0

6
SHARED VOTING POWER

0

7
SOLE DISPOSITIVE POWER

0

8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[]

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN


CUSIP No. 083690206

1
NAMES OF REPORTING PERSONS

Atalaya Capital Management LP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [ ]
(b)  [ ]

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5
SOLE VOTING POWER

0

6
SHARED VOTING POWER

0

7
SOLE DISPOSITIVE POWER

0

8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[]

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA,  PN


CUSIP No. 083690206

1
NAMES OF REPORTING PERSONS

Corbin ERISA Opportunity Fund, Ltd.

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [ ]
(b)  [ ]

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:
5
SOLE VOTING POWER

0

6
SHARED VOTING POWER

0

7
SOLE DISPOSITIVE POWER

0

8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[]

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO


CUSIP No. 083690206

1
NAMES OF REPORTING PERSONS

Corbin Capital Partners GP, LLC

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [ ]
(b)  [ ]

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5
SOLE VOTING POWER

0

6
SHARED VOTING POWER

0

7
SOLE DISPOSITIVE POWER

0

8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[]

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO


CUSIP No. 083690206

1
NAMES OF REPORTING PERSONS

Corbin Capital Partners, L.P.

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [ ]
(b)  [ ]

3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:
5
SOLE VOTING POWER

0

6
SHARED VOTING POWER

0

7
SOLE DISPOSITIVE POWER

0

8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[]

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA, PN



Explanatory Note

Item 1.(a)	Name of Issuer

Berenson Acquisition Corp. I

Item 1.(b)	Address of Issuer's Principal Executive Offices

667 Madison Avenue, 18th Floor, New York, New York 10065

Item 2.(a)	Name of Person Filing
This Statement is filed on behalf of the following persons (collectively, the "Reporting Persons"):

(i)Atalaya Special Purpose Investment Fund II LP ("ASPIF II");
(ii)ACM ASOF VII (Cayman) Holdco LP ("ASOF")
(iii)ACM Alameda Special Purpose Investment Fund II LP ("Alameda");
(iv)ACM Alamosa (Cayman) Holdco LP ("Alamosa");
(v)Atalaya Capital Management LP ("ACM");
(vi)Corbin ERISA Opportunity Fund, Ltd. ("CEOF");
(vii)Corbin Capital Partners GP, LLC ("Corbin GP"); and
(viii)Corbin Capital Partners, L.P. ("CCP").

Item 2.(b)	Address of Principal Business Office or, if None, Residence

The address of the principal business office of each of ASPIF II, ASOF, Alameda, Alamosa and ACM is One Rockefeller Plaza, 32nd Floor, New York, NY 10020. The address of the principal business office of each of CEOF, Corbin GP and CCP is 590 Madison Avenue, 31st Floor, New York, NY 10022.

Item 2.(c)	Citizenship

Each of ASPIF II, ACM and CCP is a Delaware limited partnership. Each of ASOF, Alameda and Alamosa is a Cayman Islands exempted limited partnership. CEOF is a Cayman Islands exempted company. Corbin GP is a Delaware limited liability company.

Item 2.(d)	Title of Class of Securities

Class A common stock, par value $0.0001 per share (the "Shares").

Item 2.(e)	CUSIP Number

083690206

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

This Item 3 is not applicable.

Item 4(a).	Amount Beneficially Owned:

This Item 4(a) is not applicable.

Item 4(b).	Percent of Class:

This Item 4(b) is not applicable.

Item 4(c).	Number of shares as to which such person has:

This Item 4(c) is not applicable.

Item 5.		Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. ?

Item 6.     		Ownership of More than Five Percent on Behalf of
Another Person

This Item 6 is not applicable.

Item 7.	Identification and Classification of the Subsidiary Which

Acquired the Security Being Reported on by the Parent Holding
Company

This Item 7 is not applicable.

Item 8.		Identification and Classification of Members of the Group

Item 8 is not applicable.

Item 9.		Notice of Dissolution of Group

ASPIF II, ASOF, Alameda, Alamosa, ACM, CEOF, Corbin GP and CCP could have been deemed members of a group, as defined in Rule 13d-5 under the Act, with respect to the Shares they held. As of December 31, 2022, none of ASPIF II, ASOF, Alameda, Alamosa, ACM, CEOF, Corbin GP and CCP held any Shares of the issuer and accordingly are deemed to no longer be part of a group.

Item 10.  	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under 240.14a-11.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2023


Atalaya Special Purpose Investment Fund II LP

By: /s/ Drew Phillips
Name: Drew Phillips
Title: Authorized Signatory


ACM ASOF VII (Cayman) Holdco LP

By: /s/ Drew Phillips
Name: Drew Phillips
Title: Authorized Signatory


ACM Alameda Special Purpose
Investment Fund II LP

By: /s/ Drew Phillips
Name: Drew Phillips
Title: Authorized Signatory


ACM Alamosa (Cayman) Holdco LP

By: /s/ Drew Phillips
Name: Drew Phillips
Title: Authorized Signatory


Atalaya Capital Management LP

By: /s/ Drew Phillips
Name: Drew Phillips
Title: Authorized Signatory


Corbin ERISA Opportunity Fund, Ltd.

By: Corbin Capital Partners, L.P., its Investment Manager
By:/s/ Daniel Friedman
Name: Daniel Friedman
Title: General Counsel


Corbin Capital Partners GP, LLC

By:/s/ Daniel Friedman
Name: Daniel Friedman
Title: Authorized Signatory


Corbin Capital Partners, L.P.

By:/s/ Daniel Friedman
Name: Daniel Friedman
Title: General Counsel